UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2006

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

98 San Jacinto Blvd., Suite 220
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 26, 2006, Stratus Properties Inc.’s (Stratus) wholly owned subsidiary, Stratus Properties Operating Co., L.P., completed the sale of approximately 58 acres at its Lantana property in Travis County, Texas to Advanced Micro Devices, Inc. (“Purchaser”) for total consideration of approximately $21.25 million. In addition to the sale of the 58-acre tract, Stratus granted to the Purchaser three independent options to purchase any or all of three additional tracts at Lantana (approximately 100 acres in the aggregate). Each of the three options will be granted for initial terms ranging from two to four years. Prior to the expiration of each option, the Purchaser will have successive annual options to extend each option for periods ranging from one to three years. All options will expire no later than five years after the sale of the 58-acre tract. The Purchaser had previously deposited $4 million in an escrow account, which was credited to the purchase price payable at closing. Stratus intends to use the net proceeds from the sale to reduce its outstanding debt.

Item 8.01. Other Events.

Stratus issued a press release, dated April 26, 2006, announcing the completion of the sale of 58 acres at its Lantana property (see exhibit 99.1).

Item 9.01. Financial Statements and Exhibits.

(c) Exhibit.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ John E. Baker
----------------------------------------
John E. Baker
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: April 27, 2006

Stratus Properties Inc.
Exhibit Index

Exhibit
Number

99.1	Press release dated April 26, 2006, titled “Stratus Properties Inc. Announces Completion of Sale of Lantana Property.”